Exhibit 4.2

ORTEC INTERNATIONAL, INC.

3960 Broadway

New York, New York 10032

May 27, 2005

[Name]

[Address]

Re:	Funding Commitment From Certain Holders In Excess of 9.99% of the Fully Diluted Shares Outstanding and Related Warrant Price Adjustment

Ortec International, Inc. (the “Company”) hereby agrees to reduce the exercise price of all your outstanding Series E warrants (the “Warrant Price Adjustment”) to purchase shares of the Company’s common stock held by you to $.001 per share subject to your commitment to fund (the “Funding”) $1,358,000, of which $150,000 has been funded through your loan to the Company evidenced by the Company’s promissory note on the date hereof. The remaining $1,208,000 shall be funded by your purchase of the Company’s equity securities on the same terms and conditions as such equity securities are sold in the Qualified Equity Financing (as defined below) by the later of (A) March 1, 2006 and (B) the completion of our filing of our Venous Leg Ulcer Pre-Market Approval Application with the United States Food and Drug Administration (the “Funding Date”). For purposes hereof, “Qualified Equity Financing” means a private placement of the Company’s equity securities resulting in gross proceeds to the Company of at least $5,000,000. The Warrant Price Adjustment shall be effective as of the date hereof; provided, however, that your exercise of your Series E Warrants at the $.001 per share exercise price shall be limited to such number of shares as shall be determined by multiplying the total number of shares issuable upon exercise of all your Series E Warrants by a fraction, the numerator of which is the amount of the Funding actually paid by you to the Company and the denominator of which is $1,358,000. You have the right at any time to exercise your Series E Warrants at their original exercise prices before giving effect to the Warrant Price adjustment.

Kindly acknowledge your agreement to the foregoing by signing in the place indicated below.

Sincerely,

ORTEC INTERNATIONAL, INC.

By:
Name: Title:

Acknowledged and agreed:

[ NAME]

By:
Name: Title: